UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 16, 2018
Date of Report (Date of earliest event reported)

Canadian Pacific Railway Limited
(Exact name of registrant as specified in its charter)

Canada	001-01342	98-0355078
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7550 Ogden Dale Road S.E., Calgary, Alberta,
Canada, T2C 4X9
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (403) 319-7000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
Beginning January 1, 2018, Canadian Pacific Railway Limited (“CP” or the "Company") adopted the new accounting standard for presentation of net periodic pension cost and net periodic post-retirement benefit cost. CP is filing this Form 8-K to present the Company’s previously reported financial information on a basis consistent with the standard. Beginning with the quarter ending March 31, 2018, CP’s financial information will reflect adoption of the standard with prior periods adjusted accordingly.

In March 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost under Accounting Standards Codification ("ASC") Topic 715. The amendments clarify presentation requirements for net periodic pension cost and net periodic post-retirement benefit cost and require that an employer report the current service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net periodic benefit cost are required to be presented in the Consolidated Statement of Income separately from the current service cost component and outside a subtotal of income from operations. The amendments also restrict capitalization to the current service cost component when applicable. The amendments are effective for CP beginning on January 1, 2018. The amendments related to presentation are required to be applied retrospectively and the restrictions on capitalization of the current service cost component are applicable prospectively on the date of adoption.

There were no changes to Net income or earnings per share as a result of adoption of this new standard. The new guidance restricting capitalization of pensions to the current service cost component of net periodic benefit cost had no impact to operating income or amounts capitalized because the Company already only capitalized an appropriate portion of current service cost for self-constructed properties.

Refer to Exhibit 99.1 for unaudited financial information on a basis consistent with the new standard.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Exhibit Description
Exhibit 99.1	CP’s Unaudited Financial Information Restated for the New Standard

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2018

CANADIAN PACIFIC RAILWAY LIMITED

	By:	/s/ Scott Cedergren
		Name:	Scott Cedergren
		Title:	Assistant Corporate Secretary